Exhibit 4.1
CSK AUTO, INC.
4 5/8% Senior Exchangeable Notes due 2025

SECOND SUPPLEMENTAL INDENTURE
Dated as of July 27, 2006
with respect to the
INDENTURE
Dated as of December 19, 2005

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

SECOND SUPPLEMENTAL INDENTURE
     SECOND SUPPLEMENTAL INDENTURE dated as of July 27, 2006 (this “Supplemental Indenture”) among CSK Auto, Inc., an Arizona corporation (the “Company”), CSK Auto Corporation, a Delaware corporation and the parent of the Company (the “Issuer”), CSKAUTO.COM, Inc., a Delaware corporation (the “Subsidiary Guarantor”), and The Bank of New York Trust Company, N.A., a national banking association, as trustee under the indenture referred to below (the “Trustee”).
WITNESSETH
     A. WHEREAS, the Company, the Issuer and the existing Subsidiary Guarantor have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of December 19, 2005, providing for the issuance of the Company’s 4 5/8% Senior Exchangeable Notes due 2025 (the “Notes”), initially in the aggregate principal amount of up to $100,000,000.
     B. WHEREAS, pursuant to and in accordance with Section 10.02 of the Indenture, the Company has obtained, on the date hereof, the consent of the holders of the Notes representing not less than a majority in aggregate Principal Amount of the outstanding Notes to the amendments to the Indenture set forth in this Supplemental Indenture.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed for the equal and ratable benefit of the holders of the Notes as follows:
     SECTION 1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
     SECTION 2. Amendments to Indenture. At such time as the Company delivers written notice to the Trustee and The Altman Group, Inc., the Depositary for the Notes for purposes of a tender offer and consent solicitation for the Notes, that Notes representing at least a majority in aggregate Principal Amount of outstanding Notes not owned by the Company or its Affiliates tendered (and not validly withdrawn) have been accepted pursuant to the Company’s Letter of Consent and Waiver dated July 27, 2006:
(a)	The following defined term will be added to Section 1.01 of the Indenture in the appropriate alphabetical order:
     “Covenant Reversion Date” means 11:59 p.m., New York City time, on June 30, 2007.

(b)	The definition of “Exchange Price” in Section 1.01 of the Indenture shall be amended by deleting the text of such definition in its entirety and replacing it with the following text:
     “Exchange Price” as of any day means the Principal Amount divided by the Exchange Rate as of such date and rounded to the nearest cent. The Exchange Price shall be $16.50 per share of Common Stock as of July 27, 2006.
(c)	Section 4.06 of the Indenture shall be amended by deleting the text of such Section in its entirety and replacing it with the following text:
     Section 4.06. Rule 144A Information Requirement. Within the period prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), the Company and the Issuer covenant and agree that they shall, during any period in which neither the Company nor the Issuer is subject to Section 13 or 15(d) under the Exchange Act, make available to any holder or beneficial holder of Notes or any Common Stock issued upon exchange thereof which continue to be Restricted Securities in connection with any sale thereof and any prospective purchaser of Notes or such Common Stock designated by such holder or beneficial holder, the information required pursuant to Rule 144A(d)(4) under the Securities Act upon the request of any holder or beneficial holder of the Notes or such Common Stock and it will take such further action as any holder or beneficial holder of such Notes or such Common Stock may reasonably request, all to the extent required from time to time to enable such holder or beneficial holder to sell its Notes or Common Stock without registration under the Securities Act within the limitation of the exemption provided by Rule 144A, as such Rule may be amended from time to time. Upon the request of any holder or any beneficial holder of the Notes or such Common Stock, the Company and the Issuer will deliver to such holder a written statement as to whether it has complied with such requirements.
(d)	Section 4.08 of the Indenture shall be amended by deleting the text of such Section in its entirety and replacing it with the following text:
     Section 4.08. Compliance Certificate. The Company shall, except as otherwise provided in this Section 4.08, deliver to the Trustee, within one hundred twenty calendar days after the end of each fiscal year of the Company (which fiscal year of the Company presently ends on the Sunday nearest to January 31), a certificate signed by either the principal executive officer, principal financial officer or principal accounting officer of the Company, stating whether or not to the best knowledge of the signer thereof the Company or the Issuer is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company or the Issuer shall be in default, specifying all such defaults and the nature and the status thereof of which the signer may have knowledge (such certificate, a “Compliance Certificate”).
     The Company will, except as otherwise provided in this Section 4.08, deliver to the Trustee, promptly upon becoming aware of (i) any default in the performance or observance of any covenant, agreement or condition contained in this Indenture, or (ii) any Event of Default, an Officers’ Certificate specifying with particularity such default or Event of Default and further stating what action the Company or the Issuer has taken, is taking or proposes to take with respect thereto (such certificate, a “Default Certificate”).
     Any notice required to be given under this Section 4.08 shall be delivered to a Responsible Officer of the Trustee at its Corporate Trust Office.
     Notwithstanding any other provision of this Section 4.08 or this Indenture, (i) the Compliance Certificate that the Company would have been required (but for this sentence) to deliver pursuant to this Section 4.08 at any time before the Covenant Reversion Date shall not be required to be delivered for failure of the Company to comply with Sections 4.08 or 5.04 of this Indenture until the Covenant Reversion Date, and (ii) the Company shall have no obligation to deliver a Default Certificate pursuant to this Section 4.08 relating to the default in the performance or breach of any covenant contained in Sections 4.08 or 5.04 of this Indenture that occurred prior to the Covenant Reversion Date.
(e)	Section 5.04 of the Indenture shall be amended by deleting the text of such Section in its entirety and replacing it with the following text:
     Section 5.04. Reports by Company. The Company shall, except as otherwise provided in this Section 5.04, file with the Trustee (and the Commission if at any time after the Indenture becomes qualified under the Trust Indenture Act), and transmit to holders of Notes, such information, documents and other reports and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act, whether or not the Notes are governed by such Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall, unless such information, documents or reports are available on the Commission’s EDGAR filing system (or any successor thereto) be filed with the Trustee within fifteen calendar days after the same is so required to be filed with the Commission. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). Notwithstanding any other provision of this Section 5.04 or this Indenture, the documents and reports referred to in this Section 5.04 that the Company would have been required to file with the Commission or the Trustee on any date on or before the Covenant Reversion Date (but for this sentence) will not be required to be filed by the Company until the Covenant Reversion Date.
(f)    Subclause (e) of Section 6.01 of the Indenture shall be amended by deleting the text of such Subclause in its entirety and replacing it with the following text:
     (e) failure on the part of the Company duly to observe or perform any other of the terms, covenants or agreements on the part of the Company in the Notes or this Indenture (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section 6.01 specifically dealt with) continued for a period of 60 calendar days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee, or to the Company and a Responsible Officer of the Trustee by the holders of at least 25% in aggregate Principal Amount of the Notes at the time outstanding determined in accordance with Section 8.04; provided, however, that notwithstanding any of the foregoing or any other provision of this Indenture, the failure of the Company to comply with Sections 4.08 or 5.04 of this Indenture, and Section 314(a) of the Trust Indenture Act, at any time before the Covenant Reversion Date, shall not constitute a default or an Event of Default under this clause (e); or
(g)   The first paragraph of Subclause (e) of Section 14.01 of the Indenture shall be amended by deleting the text of such paragraph in its entirety and replacing it with the following text:
     (e) If a Noteholder elects to exchange its notes in connection with a specified corporate transaction pursuant to

Section 14.01(b) that occurs prior to December 15, 2010, and the corporate transaction also constitutes a Fundamental Change as described in clause (i) or (ii) of the definition thereof, subject to Section 14.07, the Exchange Rate shall be increased by an additional number of shares of Common Stock (the “Additional Shares”) as described below, provided that if the Stock Price is greater than $60.00 or less than $12.00 (subject in each case to adjustment as described below), the number of Additional Shares shall be zero. Notwithstanding the foregoing, in no event will the Exchange Rate be increased pursuant to this Section 14.01(e) to a rate that would exceed 83.3333 shares, subject to adjustments in the same manner as the Exchange Rate as set forth in Section 14.05 per $1,000 Principal Amount of Notes.
(h)    Section 14.04 of the Indenture shall be amended by deleting the text of such Section in its entirety and replacing it with the following text:
     Section 14.04. Exchange Rate. Each $1,000 Principal Amount of the Notes shall be exchangeable into the number of shares of Common Stock specified in the form of Note (herein called the “Exchange Rate”) attached as Exhibit A hereto (as of July 27, 2006, 60.6061 shares), subject to adjustment as provided in this Article 14.
(i) Schedule A of the Indenture shall be amended by deleting the text of such Schedule in its entirety and replacing it with the following text:
     The following table sets forth the number of Additional Shares to be received per $1,000 Principal Amount of Notes pursuant to Section 14.01(e) of this Indenture:

						Stock Price
Effective Date	$12.00	$16.00	$20.00	$24.00	$28.00	$32.00	$36.00	$40.00	$44.00	$48.00	$52.00	$56.00	$60.00

December 15, 2006	22.7273	13.6844	9.2207	7.6839	6.5862	5.7629	5.1226	4.6103	4.1912	3.8420	3.5464	3.2931	0.0000
December 15, 2007	22.7273	11.5151	7.8184	6.5153	5.5845	4.8865	4.3435	3.9092	3.5538	3.2576	3.0071	2.7923	0.0000
December 15, 2008	22.7273	8.9399	5.7870	4.8225	4.1336	3.6169	3.2150	2.8935	2.6305	2.4113	2.2258	2.0668	0.0000
December 15, 2009	22.7273	5.7986	3.1542	2.6285	2.2530	1.9714	1.7523	1.5771	1.4337	1.3143	1.2132	1.1265	0.0000
December 15, 2010	0.000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
(j)	The first sentence of the Note shall be amended by deleting the text of such sentence in its entirety and replacing it with the following text:
     CSK Auto, Inc., a corporation duly organized and validly existing under the laws of the State of Arizona (herein called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to or its registered assigns, [the Principal Amount of Dollars1 ($ )] [the Principal Amount of Dollars ($ ) or such amount as is indicated in the records of the

Trustee and the Depositary2] on December 15, 2025, and to pay interest thereon from December 19, 2005 or from the most recent Interest Payment Date to which Interest has been paid or duly provided for, on December 15 and June 15 of each year (each, an “Interest Payment Date”), commencing on June 15, 2006, at the rate of (i) 4.625% per annum for the period from and including December 19, 2005 to, but excluding July 27, 2006, (ii) 6.75% from and including July 27, 2006 to, but excluding December 15, 2010, and (iii) 6.50% per annum thereafter, until the Principal Amount is paid or made available for payment at December 15, 2025 or upon acceleration, or until such date on which the Notes are exchanged or repurchased as provided herein, and at the rate of 6.75% per annum on any overdue principal and on any overdue installment of Interest.

(k)	All other references in the Note to “4 5/8%” shall be changed “6 3/4%”.

(l)	The reference in the Note to “49.8473 shares of Common Stock” shall be changed to “60.6061 shares of Common Stock”.

(m)	The reference in the Note to “an Exchange Price of approximately $20.06 per share” shall be changed to “an Exchange Price of approximately $16.50 per share”.
     SECTION 3. Waiver of Defaults and Events of Default. Any existing or past default, Default or Event of Default arising under the Indenture as a result of a failure to comply with Sections 4.06, 4.08 and 5.04 of the Indenture (as each Section existed prior to its amendment pursuant to this Supplemental Indenture) or any acceleration of any Indebtedness in connection therewith is hereby waived.
     SECTION 4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
     SECTION 5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
     SECTION 7. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     SECTION 8. Effect of Headings. The titles and headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
     SECTION 9. Effectiveness. This Supplemental Indenture shall become effective upon execution by the Company, the Issuer, the Subsidiary Guarantor, and the Trustee.
     SECTION 10. Reaffirmation of the Indemnification Obligations under Section 7.06. In connection with the execution of this Supplemental Indenture, the Company, the Issuer and the Subsidiary Guarantors hereby reaffirm their respective indemnification obligations in favor of the Trustee under Section 7.06 of the Indenture.
[signature page follows]

     IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Indenture to be duly executed on its behalf by its duly authorized officer as of the day and year first above written.

CSK AUTO, INC.

By: /s/ Randi Val Morrison
Name:	Randi Val Morrison
Title:	Vice President, General Counsel and Secretary

CSK AUTO CORPORATION

By: /s/ Randi Val Morrison

Name:	Randi Val Morrison
Title:	Vice President, General Counsel and Secretary

CSKAUTO.COM, INC.

By: /s/ Randi Val Morrison

Name:	Randi Val Morrison
Title:	Vice President, General Counsel and Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By: /s/ Sandee’ Parks

Name:	Sandee’ Parks
Title:	Vice President

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